Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (including all Schedules hereto, this “Agreement”), dated as of February 6, 2014, is entered into by and between Digital Generation, Inc., a Delaware corporation (“DG”), and Sizmek Inc., a Delaware corporation (“SpinCo”) (each a “Party” and collectively, the “Parties”). Capitalized terms used herein shall have the meanings ascribed to them in Article I.

RECITALS

WHEREAS, DG has entered into that Agreement and Plan of Merger dated as of August 12, 2013, by and among Extreme Reach, Inc., a Delaware corporation (“Buyer”), Dawn Blackhawk Acquisition Corp., a Delaware corporation (“Acquisition Sub”), and DG (the “Merger Agreement”), pursuant to which Acquisition Sub will merge with and into DG (the “Merger”) with DG surviving the Merger, subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, DG’s operations are divided into two reporting segments for purposes of reporting its financial condition and results of operations, notably its Online Business and its Television Business;

WHEREAS, Buyer and Acquisition Sub desire to acquire from DG, and DG desires to transfer to Buyer and Acquisition Sub, only the Television Business under the terms and conditions of the Merger Agreement as more fully described in this Agreement, that certain Separation and Redemption Agreement, dated as of the date hereof, by and between DG and SpinCo (the “Separation and Redemption Agreement”) and the other Ancillary Agreements;

WHEREAS, following the separation of the Online Business (which will be conveyed to and vest in SpinCo) and the Television Business (which will remain with DG and its Subsidiaries that are not being conveyed to SpinCo) in accordance with the Separation and Redemption Agreement (the “Separation”), and as a condition to the Merger, immediately prior to the Effective Time, each share of common stock of DG then issued and outstanding will be partially redeemed (the “Redemption”) by conversion into the right to receive one (1) share of common stock of SpinCo;

WHEREAS, the Parties desire to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, benefit plans, programs and arrangements, and certain employment matters; and

WHEREAS, DG and SpinCo intend in the Separation and Redemption Agreement, this Agreement and the other Ancillary Agreements to set forth the principal corporate and commercial arrangements between the Parties with respect to the Separation and the Redemption.

NOW, THEREFORE, in consideration (the sufficiency and receipt of which is hereby acknowledged) of the foregoing and the terms, conditions, covenants and provisions of this Agreement, DG and SpinCo mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement (other than the formal names of Plans) and not otherwise defined in this Article I or elsewhere in this Agreement shall have the respective meanings assigned to them in the Separation and Redemption Agreement.

Wherever used in this Agreement, the following terms shall have the meanings indicated below or as such term may be defined elsewhere in this Agreement, unless a different meaning is plainly required by the context.  The singular shall include the plural, unless the context indicates otherwise.

1.1          401(k) Plan.  “401(k) Plan” means the DG, Inc. 401(k) Plan, and the associated trust (including all predecessor plans and trusts that have been merged into the 401(k) Plan), which is intended to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a).

1.2          COBRA.  “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in Code Section 4980B and ERISA Sections 601 through 608, and to the extent applicable, also includes any similar applicable state laws providing continuation of coverage benefits.

1.3          Code.  “Code” means the Internal Revenue Code of 1986, as amended.

1.4          Companies.  “Companies” means DG, SpinCo, the Other Subsidiaries and the SpinCo Subsidiaries.

1.5          Continuing DG Contractor.  “Continuing DG Contractor” means any Contractor of DG or any of the Other Subsidiaries, including those Contractors listed on Schedule I, other than a SpinCo Contractor or the Retained DG Individuals.

1.6          Continuing DG Employee.  “Continuing DG Employee” means any Employee of DG or any of the Other Subsidiaries, including those Employees listed on Schedule I, other than a SpinCo Employee or the Retained DG Individuals.

1.7          Contractor.  “Contractor” means any individual actively providing services to the Companies as an independent contractor or other individual service provider other than a member of the Board of Directors of any of the Companies.

1.8          DG Option.  “DG Option” shall mean an outstanding option to purchase shares of DG common stock under any of the DG Option Plans.

1.9          DG Option Plans.  “DG Option Plans” shall mean DG’s 2011 Incentive Award Plan, Amended and Restated 2006 Long-Term Stock Incentive Plan, Amended and Restated 1995 Director Option Plan, 1992 Stock Option Plan, the Viewpoint 1995 Stock Option Plan, the

Viewpoint 2006 Equity Incentive Plan and the MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan.

1.10        Effective Time.  “Effective Time” has the meaning ascribed in the Merger Agreement.

1.11        Employee.  “Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

1.12        ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13        Exchange Date.  “Exchange Date” means the date that is two Business Days prior to the Redemption Date.

1.14        FSA Plans.  “FSA Plans” means the flexible spending plans offered by the Companies that cover or are offered to Employees of the Companies, other than any Retained International Plans.

1.15        Health Plans.  “Health Plans” means the medical, HMO, vision, dental Plans and any similar Plans maintained for the benefit of Employees of the Companies and their eligible spouses and dependents, other than any Retained International Plans.

1.16        International Online Employee.   “International Online Employee” means those Continuing DG Employees engaged in the Online Business listed on Schedule VI attached hereto, whose employment with DG or an Other Subsidiary will continue following the Effective Time pursuant to the Transition Services Agreement.

1.17        International TV Employee.  “International TV Employee” means those SpinCo Employees engaged in the Television Business listed on Schedule VII attached hereto, whose employment with SpinCo or any of the SpinCo Subsidiaries will continue following the Effective Time pursuant to the Transition Services Agreement.

1.18        Liabilities.  “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

1.19        SpinCo Contractor.  “SpinCo Contractor” means any current or former Contractor of SpinCo or any of the SpinCo Subsidiaries (other than any former Contractor of SpinCo who is a Continuing DG Employee or a Continuing DG Contractor).  Schedule II attached hereto sets forth each current SpinCo Contractor.

1.20        SpinCo Employee.  “SpinCo Employee” means any Transferred DG Employee and any current or former Employee of SpinCo or any of the SpinCo Subsidiaries (other than any former Employee of SpinCo who is a Continuing DG Employee or a Continuing DG Contractor).  Schedule II attached hereto sets forth each current Employee of SpinCo or a SpinCo Subsidiary.

1.21        SpinCo Subsidiaries.  “SpinCo Subsidiaries” means those Subsidiaries of SpinCo and its Subsidiaries as listed in the Disclosure Schedules to the Merger Agreement.

1.22        Non-U.S. Plan.  “Non-U.S. Plan” means any Plan covering a Continuing DG Employee or a Continuing DG Contractor on a non-U.S. payroll immediately prior to the Transition Date.

1.23        Online Business.  “Online Business” has the meaning ascribed in the Merger Agreement.

1.24        Other Subsidiaries.  “Other Subsidiaries” means the Subsidiaries of DG other than SpinCo and the SpinCo Subsidiaries.

1.25        Other Welfare Plans.  “Other Welfare Plans” means the employee welfare benefit plans offered by the Companies that cover or are offered to Employees of the Companies (and, as applicable, their dependents), including without limitation, long-term and short-term disability plans and life insurance plans, other than the Retained International Plans.

1.26        Participating Company.  “Participating Company” means, with respect to a Plan, any Person (other than an individual) that has been approved for participation in, has accepted participation in, and/or which is participating in, or the Employees of which participate in or are covered by, such Plan.

1.27        Plan.  “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) and any other plan, predecessor plan, policy, program, practice, agreement, contract, trust, insurance policy, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, Employee, or Contractor (or to any dependent, domestic partner, or beneficiary thereof) of the Companies or any of their affiliates, subsidiaries, or controlled group members (as defined in Section 414(b), (c), (m) or (o) of the Code) (collectively, the “DG ERISA Affiliates”), which is or has been maintained, sponsored, or contributed to by any of the Companies or a DG ERISA Affiliate prior to the Effective Time.

1.28        Restricted Stock Unit.  “Restricted Stock Unit” means an outstanding restricted stock unit related to DG common stock granted pursuant to any DG Option Plan.

1.29        Retained DG Agreements.  “Retained DG Agreements” means those agreements set forth on Schedule III attached hereto.

1.30        Retained DG Individuals.  “Retained DG Individuals” means the Employees and Contractor of DG set forth on Schedule IV attached hereto.

1.31        Retained International Plans.  “Retained International Plans” means the benefits provided pursuant to Sunlife Financial Policy No. 70238, which includes extended health care, dental care, long-term disability, life insurance, accidental death and dismemberment, and any Non-U.S. Plan that will not be terminated immediately prior to the Transition Date pursuant to the provisions of Section 2.4 and will instead be retained from and after the Transition Date by DG, an Other Subsidiary or one of their Affiliates.

1.32        Television Business.  “Television Business” has the meaning ascribed in the Merger Agreement

1.33        Transferred DG Contractor.  “Transferred DG Contractor” means the current Contractors of DG and the Other Subsidiaries set forth on Schedule V attached hereto, other than any such Contractors who cease to provide services to DG or any of the Other Subsidiaries prior to the Transition Date, and any other Contractors of DG and the Other Subsidiaries that DG and SpinCo may mutually agree (subject to the written approval of the Buyer, which shall not be unreasonably withheld) shall transfer from DG or one of the Other Subsidiaries to SpinCo or a SpinCo Subsidiary in connection with the Separation.

1.34        Transferred DG Employee.  “Transferred DG Employee” means the current Employees of DG and the Other Subsidiaries set forth on Schedule V attached hereto, other than any such Employees who cease to be employed by DG or any of the Other Subsidiaries prior to the Transition Date, any individuals hired as Employees by the Companies after the date hereof to work in the Online Business and any other Employees of DG and the Other Subsidiaries that DG and SpinCo may mutually agree (subject to the written approval of the Buyer, which shall not be unreasonably withheld) shall transfer employment from DG or one of the Other Subsidiaries to SpinCo or a SpinCo Subsidiary in connection with the Separation.

1.35        Transition Date.  “Transition Date” means, except as may otherwise be agreed between SpinCo and DG, 12:01 a.m. Eastern Time on the Redemption Date; provided, however, that, on the Transition Date prior to the Effective Time, SpinCo agrees to pay all Employees and Contractors of the Companies all amounts to which they are entitled under the terms of their existing employment or consulting arrangements with DG, SpinCo or any subsidiary and under the terms of this Agreement through 11:59 p.m. Central Time on the Redemption Date.

1.36        U.S. Finance Employee.  “U.S. Finance Employee” means those Transferred DG Employees listed on Schedule VIII attached hereto, whose employment with SpinCo or a SpinCo Subsidiary will continue following the Effective Time pursuant to the Transition Services Agreement.

ARTICLE II

GENERAL PRINCIPLES

2.1          Liabilities

(a)           Except as otherwise specified in this Agreement or as mutually agreed upon by DG and SpinCo from time to time (subject to the written approval of the Buyer), effective as of the Transition Date, SpinCo hereby assumes and agrees to pay, perform, fulfill and discharge, in accordance with their respective terms (i) all Liabilities of the Companies relating to, arising out of, or resulting from the employment of current or former Employees (including without limitation the Retained DG Individuals, any payments or liabilities related to the termination of, or payments to, the Retained DG Individuals pursuant to Section 6.2), and the service relationship of current or former directors or Contractors, with the Companies, in each case, prior to the Effective Time, (ii) all Liabilities of SpinCo and the SpinCo Subsidiaries relating to, arising out of, or resulting from the employment of SpinCo Employees, and the service relationship of SpinCo Contractors, with SpinCo and the SpinCo Subsidiaries, in each case, from and after the Transition Date, and (iii) all Liabilities of the Companies relating to, arising out of, or resulting from the Plans, in each case, prior to the Effective Time.

(b)           Except as specified otherwise in this Agreement or as mutually agreed upon by DG and SpinCo from time to time (subject to the written approval of the Buyer), effective as of the Effective Time, DG hereby assumes and agrees to pay, perform, fulfill and discharge, in accordance with their respective terms (i) all Liabilities of DG and the Other Subsidiaries relating to, arising out of, or resulting from employment of Continuing DG Employees, and the service relationship of Continuing DG Contractors, with DG and the Other Subsidiaries from and after the Effective Time, and (ii) all Liabilities of DG and the Other Subsidiaries relating to, arising out of, or resulting from any Retained International Plan, in each case, to the extent such Liabilities arise from and after the Effective Time.

2.2          SpinCo Under No Obligation to Maintain Plans.  Except as specified otherwise in this Agreement or as otherwise mutually agreed to by DG and SpinCo, nothing in this Agreement shall preclude SpinCo or any of the SpinCo Subsidiaries, at any time after the Transition Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Plan, or any employment or other service arrangement with SpinCo Employees or SpinCo Contractors (to the extent permitted by Law), in each case other than the Retained International Plans.

2.3          Termination of Participating Company Status.  Except as may otherwise be agreed upon by SpinCo and DG (subject to the written approval of the Buyer, which shall not be unreasonably withheld), DG and the Other DG Subsidiaries shall remain Participating Companies in all Plans until immediately prior to the Transition Date.  Except as may otherwise be provided in this Agreement or agreed upon by SpinCo and DG (subject to the written approval of the Buyer, which shall not be unreasonably withheld), as of immediately prior to the Transition Date, DG and the Other Subsidiaries shall each automatically, and without further action on the part of DG or the Other Subsidiaries, withdraw from and cease to be Participating Companies in, all Plans that will be retained by or transferred to SpinCo or the SpinCo Subsidiaries as provided elsewhere in this Agreement.

2.4          Retained International Plans.  Subject to Section 2.1(a), DG and SpinCo each intend that the matters, issues or Liabilities relating to, arising out of, or resulting from Non-U.S. Plans and non-U.S.-related employment matters be handled in a manner that is in compliance with the requirements of applicable local Laws.  In furtherance of the foregoing, and without limiting the effect of Section 2.1(a), to the extent that the transfer of any Non-U.S. Plan in the manner contemplated by this Agreement to SpinCo or the SpinCo Subsidiaries would be prohibited under applicable Laws (any such Non-U.S. Plan, a “Mandatory Non-U.S. Plan”), DG, an Other Subsidiary or one of their Affiliates will retain such Mandatory Non-U.S. Plan from and after the Transition Date.  To the extent permitted by applicable Law, upon Buyer’s reasonable request, DG will terminate or cause to be terminated any Mandatory Non-U.S. Plan effective as of not later than the Effective Time.  For the avoidance of doubt, SpinCo will indemnify DG for (a) all Liabilities incurred by DG or the Other Subsidiaries following the Effective Time as a result of the participation of any SpinCo Employee in the Mandatory Non-U.S. Plans, or (b) Liabilities accrued prior to the Effective Time related to the participation of any Continuing DG Employee or Retained DG Individual in the Mandatory Non-U.S. Plans prior to the Effective Time.  Subject to the foregoing provisions of this Section, after the Effective Time, DG and the Other Subsidiaries shall be responsible for the administration of the Retained International Plans.

2.5          Transition Services Agreement.  Subject to the Transition Services Agreement, the Parties’ rights, obligations and Liabilities following the Effective Time with respect to the International Online Employees, the International TV Employees and the U.S. Finance Employees shall be governed exclusively by this Agreement.

ARTICLE III

DEFINED CONTRIBUTION PLAN

3.1          401(k) Plan

(a)           Assumption of 401(k) Plan by SpinCo.  Effective immediately prior to the Transition Date, SpinCo shall assume sponsorship of the 401(k) Plan, and DG hereby consents thereto, and SpinCo shall assume all obligations of DG thereunder, including, without limitation, as sponsor, named fiduciary, and plan administrator.  DG and the Other Subsidiaries shall withdraw as Participating Companies in the 401(k) Plan effective as of immediately prior to the Transition Date.  SpinCo shall take, or cause to be taken, all action necessary to assume sponsorship of the 401(k) Plan, including amending the 401(k) Plan document and summary plan description, notifying 401(k) Plan participants, and notifying service providers to the 401(k) Plan.  Effective immediately prior to the Transition Date, the fiduciaries and plan administrator previously serving with respect to the 401(k) Plan shall be relieved of their respective responsibilities and duties to the extent such individuals are Continuing DG Employees, and SpinCo shall appoint, or cause to be appointed, replacement fiduciaries and a plan administrator (each as defined in Section 3(21) and 3(16) of ERISA, respectively) with respect to the 401(k) Plan.  Except as provided above, DG shall be responsible for all 401(k) Plan obligations, including the administration thereof, prior to the Transition Date.  From and after the Transition Date, SpinCo and its appointees shall retain sole responsibility for all Liabilities under the 401(k) Plan, subject to the terms of the 401(k) Plan (including, without limitation, SpinCo’s right to amend and/or terminate the 401(k) Plan), and DG and the Other Subsidiaries shall have no obligation with respect thereto.

(b)           Vesting of Continuing DG Employee Accounts.  Effective as of immediately prior to the Transition Date, the accounts of all Continuing DG Employees and Retained DG Individuals under the 401(k) Plan shall, to the extent then unvested, become vested in full.  DG and SpinCo shall take all actions reasonably necessary to effect such vesting of the Continuing DG Employees’ and Retained DG Individuals’ accounts and to notify affected Continuing DG Employees and Retained DG Individuals of this action.

(c)           Distributions.  If, following the Transition Date, any Continuing DG Employee elects a distribution of benefits from the 401(k) Plan, DG will use commercially reasonable efforts to cause any tax-qualified defined contribution plan, in which such Continuing DG Employee is eligible to participate as of the date of such distribution, to accept, if requested by the applicable Continuing DG Employee, a direct rollover of the portion of a Continuing DG Employee’s distribution which constitutes an eligible rollover distribution.

(d)           Cooperation.  Upon request by either Party, each Party agrees to cooperate with the other Party and to provide all eligible compensation and/or other data as necessary for either Party to determine employer contributions, contribution amounts, loan repayments, and any other information reasonably necessary for the administration of matters pertaining to the 401(k) Plan.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1          Health Plans

(a)           Transition of Health Plans.  Effective as of the Transition Date, SpinCo and the SpinCo Subsidiaries shall assume sponsorship of the Health Plans, and DG hereby consents thereto.  SpinCo and the SpinCo Subsidiaries shall thereafter be solely responsible for (i) all Liabilities with respect to the Health Plans, whether incurred before or after the Transition Date; and (ii) the administration of the Health Plans, including, without limitation, the payment of all employer-related costs in establishing and maintaining the Health Plans, and for the collection and remittance of employee premiums.

(b)           Claims; Run-out Liability.  From and after the Transition Date, SpinCo shall in good faith administer all claims incurred under the Health Plans before the Transition Date and any determination made or settlements entered into by SpinCo with respect to such claims shall be final and binding.

(c)           No Status Change.  The transfer or other movement of employment between DG and SpinCo or any of their respective Subsidiaries at any time before or upon the Transition Date shall neither constitute nor be treated as a “status change” or termination of employment under the Health Plans.

(d)           COBRA.  SpinCo shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to Employees and qualified beneficiaries (as such term is defined under COBRA) of the Companies whose “qualifying event” (as such term is defined under COBRA) occurs prior to the Effective Time, and for Retained DG Individuals and Transferred DG Employees whose “qualifying event” occurs as of or following the Effective Time and DG and the Other Subsidiaries shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to Continuing DG Employees and qualified beneficiaries whose “qualifying event” occurs as of or following the Effective Time.

4.2          Other Welfare Plans

(a)           Transition of Other Welfare Plans.  Effective as of the Transition Date, SpinCo and the SpinCo Subsidiaries shall assume sponsorship of the Other Welfare Plans, and DG hereby consents thereto.  SpinCo and the SpinCo Subsidiaries shall thereafter be solely responsible for (i) all Liabilities with respect to the Other Welfare Plans, whether incurred before or after the Transition Date; and (ii) the administration of the Other Welfare Plans, including, without limitation, the payment of all employer-related costs in establishing and maintaining the Other Welfare Plans, and for the collection and remittance of Employee premiums.

(b)           Claims; Run-out Liability.  From and after the Transition Date, SpinCo shall in good faith administer all claims incurred under the Other Welfare Plans before the Transition Date and any determination made or settlements entered into by SpinCo with respect to such claims shall be final and binding.

4.3          Leave Employees.  The Parties shall use commercially reasonable efforts to provide that any Continuing DG Employees that, as of the Transition Date, are on leave from active employment (“Leave Employees”) will be eligible to receive benefits under long-term and/or short-term disability plans and other health and welfare plans maintained by DG or an Affiliate of DG (determined as of immediately following the Effective Time) on substantially the same basis as such Employee was receiving benefits under the corresponding Other Welfare Plans as of immediately prior to the Transition Date, without regard to any actively-in-service or similar requirements.  In the event the Parties are not able to provide for such coverage of the Leave Employees under such DG plans, then notwithstanding any provision of this Agreement to the contrary, the Parties shall reasonably cooperate and take such action as is reasonably necessary to cause any such Leave Employee to continue to receive or be entitled to receive benefits under the applicable Other Welfare Plans, provided that SpinCo and the SpinCo Subsidiaries and DG shall negotiate in good faith to determine the amount (if any) of, and financial responsibility for, any out-of-pocket costs with respect to such coverage or the employment or termination of employment of any such Leave Employees.

4.4          Flexible Spending Account Plan.  Effective as of the Transition Date, SpinCo and the SpinCo Subsidiaries shall assume sponsorship of the FSA Plans, and DG hereby consents thereto.  SpinCo and the SpinCo Subsidiaries shall thereafter be solely responsible for all Liabilities with respect to the FSA Plans, whether incurred before or after the Transition Date.  In the event the Transition Date occurs after the beginning of the flexible spending account plan year (as determined under the FSA Plans), then as soon as practicable following the Transition Date, SpinCo shall cause any Excess FSA Balance (as hereinafter defined) held as of the Transition Date in the FSA Plan accounts of the Continuing DG Employees who are participating in the FSA Plans (hereafter, the “DG FSA Participants”) to be transferred to flexible spending accounts established for those DG FSA Participants under a flexible spending account plan maintained by DG or an Affiliate of DG (determined as of immediately following the Effective Time).  For purposes of this Section 4.4, with respect to each DG FSA Participant, the term “Excess FSA Balance” shall mean the excess, if any, of the aggregate accumulated contributions made by such DG FSA Participant to his or her account under the FSA Plans prior to the Transition Date during the year in which the Transition Date occurs over the aggregate reimbursement payouts made for such year from such DG FSA Participant’s account under the FSA Plans.  If, for any DG FSA Participant, the aggregate reimbursement payouts from the flexible spending reimbursement account of such DG FSA Participant under the FSA Plans during the portion of the flexible spending account plan year ending on the Transition Date exceeds the aggregate contributions made by such DG FSA Participant to his or her account under the FSA Plans for such portion of the flexible spending account plan year, DG shall cause an amount of cash equal to such excess to be transferred to SpinCo as soon as reasonably practicable following the Transition Date.

ARTICLE V

ADMINISTRATIVE PROVISIONS

5.1          Information.  Subject to applicable Laws of confidentiality and data protection, (a) DG and SpinCo shall share, or cause to be shared, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the Plans during the respective periods applicable to such Plans, and (b) DG and SpinCo and their respective authorized agents shall be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party or its agents, to the extent necessary or appropriate for such administration.  Upon the Transition Date, all data and information relating to the employment of and benefits for SpinCo Employees, including personnel and medical records, and the service relationship of SpinCo Contractors, subject in each case to obtaining any consents required by applicable Law, shall become the property of SpinCo and/or the SpinCo Subsidiary employing or retaining such Employee or Contractor.

5.2          Third Party Consents.  If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement.  If any such provision cannot be implemented due to the failure to obtain a third party consent, the Parties shall negotiate in good faith to implement such provision in a mutually satisfactory manner.

5.3          Regulatory Matters.  DG and SpinCo shall in a timely manner make such applications to regulatory agencies, including the Internal Revenue Service and the Department of Labor, as may be necessary or appropriate.  The Parties shall reasonably cooperate with and provide assistance to one another (and cause their respective subsidiaries to do the same) with respect to any such applications, including applications for determination letters or private letter rulings from the Internal Revenue Service or advisory opinions from the Department of Labor.

ARTICLE VI

EMPLOYMENT-RELATED MATTERS

6.1          Employment

(a)           Non-Transferring Employees. The Parties intend with respect to each current SpinCo Employee or SpinCo Contractor to provide for the continuity of employment or service of each such SpinCo Employee or SpinCo Contractor with SpinCo or the applicable SpinCo Subsidiary through and following the Transition Date and, subject to applicable Law, nothing in the Separation and Redemption Agreement, this Agreement or any other Ancillary Agreement is intended to provide for a termination of employment or service of any such SpinCo Employee for any purpose.  The Parties intend with respect to each current Continuing DG Employee and Continuing DG Contractor to provide for the continuity of employment or service of each such Continuing DG Employee or Continuing DG Contractor with DG or the applicable Other Subsidiary through and, for such period of time as determined by DG, following the Transition Date and, subject to applicable Law, nothing in the Separation and Redemption Agreement, this Agreement or any other Ancillary Agreement is intended to provide for a termination of employment or service of any such Continuing DG Employee or Continuing DG Contractor for any purpose.

(b)           Transferred DG Employees. The Parties agree that, effective as of no later than the Transition Date, each Transferred DG Employee will cease to be employed by DG or any Other Subsidiary and each Transferred DG Employee shall commence employment with SpinCo or a SpinCo Subsidiary.  Effective as of the Transition Date, DG shall terminate (or have assumed by SpinCo or a SpinCo Subsidiary) all employment rights and relationships of all of its Television Business Employees who reside or perform services in Israel.

(c)           Transferred DG Contractors.  The Parties agree that, effective as of no later than the Transition Date, DG or an Other Subsidiary will assign to SpinCo or a SpinCo Subsidiary and SpinCo or such SpinCo Subsidiary shall assume the engagements of the Transferred DG Contractors.

6.2          Retained DG Individuals.  Prior to the Effective Time (but not more than 30 days prior to the Effective Time), DG’s Board of Directors or a duly authorized committee or officer  thereof shall, without any further action on the part of any Retained DG Individual, take all actions necessary to cause the termination of the employment or service of the Retained DG Individuals by DG and the termination and liquidation of the Retained DG Agreements effective immediately following the Closing.  The payment to such Retained DG Individuals of all amounts due to them under the Retained DG Agreements as a result of such terminations shall be paid in cash, in a lump sum, at the Effective Time and, for the avoidance of doubt, shall be a liability of SpinCo.  Such terminations will be treated as terminations without “Cause” (as defined in the Retained DG Agreements).

6.3          Paid Leave.  On the Transition Date prior to the Effective Time, DG shall pay to each Continuing DG Employee and each Retained DG Individual all accrued but unpaid vacation, paid time off or other leave benefits.

6.4          Incentive and Commission Payments.  On the Transition Date prior to the Effective Time, to the extent not otherwise provided for herein, DG shall pay (a) to each Continuing DG Employee or Continuing DG Contractor all awards, payments and commissions earned but unpaid as of such time (regardless of whether such awards, payments or commissions were scheduled to be paid at a later date) under each short-term incentive, long-term incentive, bonus, commission and similar plan or arrangement sponsored or maintained by DG and, subject to any required consents (which the Parties agree to use commercially reasonable efforts to obtain), terminate all such plans or arrangements, and (b) to each Continuing DG Employee who has a right to participate in an annual or quarterly cash incentive bonus plan with a specified target award (whether specifically termed a “target” award or otherwise), a prorated portion, based on the number of days elapsed for the year or quarter, as applicable, in which the Transition Date occurs, of the annual or quarterly cash incentive bonus payable pursuant to the applicable plan for the year or quarter during which the Transition Date occurs based on actual performance attained as determined by DG in good faith applying the parameters DG would normally apply in determining such individual’s bonus under such plan.  Nothing in this Section 6.4 shall require DG to pay any amount to any Continuing DG Employee or Continuing DG Contractor whose entitlement to an award, bonus or payment is purely in the discretion of the Companies or who does not have a specified target award.

6.5          Employment and Severance Agreements; Contractors.  Subject to obtaining any required consents (which the Parties agree to use commercially reasonable efforts to obtain), and except as otherwise agreed by DG and SpinCo, effective as of no later than the Transition Date, DG shall assign or cause to be assigned any and all employment and severance agreements and similar contracts relating to employment or independent contractor services between DG or any Other Subsidiary, on the one hand, and any SpinCo Employee or SpinCo Contractor, on the other, to SpinCo or a SpinCo Subsidiary designated by SpinCo, and SpinCo or such SpinCo Subsidiary shall assume all Liabilities thereunder.  Subject to Section 6.4 of this Agreement and Section 6.1(d) of the Merger Agreement, for the avoidance of doubt, DG or an Other Subsidiary shall assume all Liabilities from and after the Effective Time under all employment agreements and contracts with independent contractors between DG or any Other Subsidiary, on the one hand, and any Continuing DG Employee or Continuing DG Contractor, on the other.

6.6          No Right To Employment; No Third-Party Beneficiaries; No Plan Amendment.  No provision of this Agreement shall be construed to create any right or accelerate any entitlement to any compensation or benefit whatsoever on the part of any current or former Employee or Contractor or other former, present or future employee or other service provider of the Companies under any Plan or otherwise.   No provision of this Agreement shall be construed to create any right in any Person to continued employment or service with any of the Companies or any other Person for any period, which employment or service may be terminated by any of the Companies or any other Person at any time for any reason or no reason, subject to applicable Law and the terms of any applicable agreements.  No provision of this Agreement shall be construed to require the Companies or any other Person to continue to maintain any Plan or provide any benefit and no provision of this Agreement shall be construed as an amendment to any Plan.  No current or former Employee or Contractor of any of the Companies and no Plan shall be deemed a third party beneficiary under this Agreement and no current or former Employee or Contractor of any of the Companies or Plan is entitled to rely on any provision of this Agreement for any purpose.  The Parties to this Agreement assume no Liability to any third party because of any such reliance.

6.7          Beneficiary Coverage.  References herein to a benefit with respect to a current or former Employee shall include, where applicable, benefits with respect to any eligible dependents, domestic partners, and beneficiaries of such Employee under the same employee benefit policy, Plan, arrangement, program, practice or agreement.

ARTICLE VII

EQUITY AWARDS

7.1          Treatment of Options.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of the Merger Agreement and in accordance with Section 3.3 of the Merger Agreement, each DG Option, whether vested or unvested, shall by action of DG’s Board of Directors or a duly authorized committee thereof, and without any action on the part of any holder of any DG Option, become fully vested and be exchanged for shares of DG common stock on a net exercise basis on the Exchange Date.  As of the Separation, there shall be no DG Options outstanding.

7.2          Treatment of Restricted Stock Units.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of the Merger Agreement and in accordance with Section 3.3 of the Merger Agreement, each Restricted Stock Unit, whether vested or unvested, shall by action of DG’s Board of Directors or a duly authorized committee thereof and without any further action on the part of any holder of any Restricted Stock Unit, become fully vested and be converted into a share of DG common stock on the Exchange Date.  As of the Separation, there shall be no Restricted Stock Units outstanding.  Prior to the Exchange Date (but in no event more than 30 days prior to the Effective Time), DG’s Board of Directors or a duly authorized committee thereof shall, without any further action on the part of any Retained DG Individual, take all actions necessary to cause the termination and liquidation of the award agreements evidencing the Restricted Stock Units held by such Retained DG Individuals effective on the Exchange Date, subject to the consummation of the Merger.

7.3          Necessary Action.  Prior to the Transition Date, DG shall take any and all actions reasonably necessary to effectuate the provisions of this Article VII, including, without limitation, providing holders of DG Options and Restricted Stock Units with notice of exchange on a net exercise basis of DG Options for DG common stock and the conversion of their Restricted Stock Units as provided herein.

7.4          Employee Stock Purchase Plan.  Effective no later than immediately prior to the Effective Time, DG shall terminate the Digital Generation, Inc. Employee Stock Purchase Plan pursuant to the terms of that Plan.

ARTICLE VIII

MISCELLANEOUS

8.1          Agreement Subject to the Redemption.  If the Redemption does not occur for any reason, then all actions and events that are, under this Agreement, to be taken or occur effective as of such event or otherwise in connection with such event, shall not be taken or occur except to the extent specifically agreed by SpinCo and DG in a separate writing.  As a result, all actions and events that would, under this Agreement, have to be taken in connection with the

Redemption, shall not be taken or occur except to the extent specifically agreed by SpinCo and DG in a separate writing.

8.2          Governing Law; Dispute Resolution.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies, to the extent not preempted by ERISA.  This Agreement shall be subject to Article IX and Section 12.15 of the Separation and Redemption Agreement.

8.3          Fiduciary Matters.  DG and SpinCo each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and that no Party shall be deemed to be in violation of this Agreement if such Party fails to comply with any provisions hereof based upon such Party’s good faith determination that to do so would violate such an applicable fiduciary duty or standard.

8.4          Amendment; Waivers; Time for Performance.  Subject to Section 9.12 of the Merger Agreement, no change or amendment will be made to this Agreement, except with the prior written consent of SpinCo and DG by an instrument in writing signed by authorized individuals on behalf of each of the Parties to this Agreement.  Except as otherwise provided in this Agreement, the failure by any Party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of such provisions shall be held to be a waiver of any other or subsequent breach.  No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right.  Nothing in this Agreement is intended to preclude SpinCo and DG by mutual agreement from taking any of the actions specified in this Agreement at any time prior to the time or times specified herein and to the extent any such actions are taken prior to the time or times specified herein, this Agreement shall be deemed amended to the extent necessary to reflect such actions.

8.5          Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors in interest, and, except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment not in compliance with the foregoing shall be void; provided, that notwithstanding the foregoing, without the consent of the other Party hereto, any Party may assign (including by way of a pledge) to its lenders or other financing sources any or all of its rights hereunder as collateral security to the extent permitted by applicable law (which assignment shall not relieve such assigning party of its obligations hereunder).  Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

8.6          Severability.  If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

8.7          Interpretations.  The headings contained in this Agreement or in any Schedule attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement, unless otherwise indicated.

8.8          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

8.9          Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by facsimile (in the case of this clause (d) solely if receipt is confirmed), addressed as follows:

DG (prior to the Effective Time)

Digital Generation, Inc.

750 West John Carpenter Freeway, Suite 700

Irving, Texas 75039

Attention: Chief Financial Officer

Facsimile:  (972) 581-2100

with a copy to (which copy shall not be deemed to be notice to DG):

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention:  William P. O’Neill

Facsimile:  (202) 637-2201

DG (on or after the Effective Time)

Digital Generation, Inc.

c/o Extreme Reach, Inc.
75 2nd Avenue

Needham, MA  02494
Attention: John Roland, Chief Executive Officer
Facsimile: (877) 484-8836

with a copy to (which copy shall not be deemed to be notice to DG):

Pierce Atwood LLP

100 Summer Street, Suite 2250

Boston, MA  02110
Attention: Timothy C. Maguire, Esq.
Facsimile:  (617) 824-2020

SpinCo

Sizmek Inc.

750 West John Carpenter Freeway, Suite 700

Irving, Texas 75039

Attention: Chief Financial Officer

Facsimile:  (972) 581-2100

with a copy to (which copy shall not be deemed to be notice to SpinCo):

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention:  William P. O’Neill

Facsimile:  (202) 637-2201

8.10        Limitation of Liability.  IN NO EVENT SHALL SPINCO OR ANY SPINCO SUBSIDIARY BE LIABLE TO DG OR ANY OTHER SUBSIDIARY FOR, AND IN NO EVENT SHALL DG OR ANY OTHER SUBSIDIARY BE LIABLE TO SPINCO OR ANY SPINCO SUBSIDIARY FOR, ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, LOST PROFITS OR DIMINUTION IN VALUE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING

NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.11        Entire Agreement.  The Separation and Redemption Agreement, the Transition Services Agreement, the Merger Agreement, this Agreement, the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

8.12        Remedies Cumulative.  All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed this Employee Matters Agreement effective as of the date first set forth above.

DIGITAL GENERATION, INC.		SIZMEK INC.

By:	/s/ Craig Holmes	By:	/s/ Neil Nguyen
Name:	Craig Holmes	Name:	Neil Nguyen
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer